Exhibit 99
NEWS RELEASE
For Immediate Release
July 1, 1999
Contact:       John B. Williamson, III
               President and CEO
               (540) 777-3810



                         ROANOKE GAS COMPANY REORGANIZES


        Effective after the close of business on July 1, 1999, Roanoke Gas Company completed its reorganization into a holding company structure. Under the new structure, Roanoke Gas Company, Bluefield Gas Company and Diversified Energy Company (d/b/a Highland Propane Company) are each subsidiaries of the new holding company, RGC Resources, Inc. Formerly, Bluefield Gas Company and Diversified Energy were subsidiaries of Roanoke Gas.

        The restructuring process included approvals from the Securities and Exchange Commission, the State Corporation Commission in Virginia and the Public Service Corporation in West Virginia. John B. Williamson, III, President and CEO of RGC Resources, Inc. stated "I am pleased with the timely reorganization completion and firmly believe that our restructured company is in a stronger position to manage the challenges and opportunities of deregulation, diversification and growth."

        After the reorganization, shares of Roanoke Gas Company stock will represent shares of RGC Resources, Inc stock, eliminating the immediate need for the shares to be exchanged. The Board of Directors amended the reorganization plan to remove the requirement that shares of Roanoke Gas stock be immediately exchanged for Resources stock. Shareholders have the option of exchanging Roanoke Gas Company shares for RGC Resources, Inc. shares now or waiting to exchange the certificates at a later time. There is no action required on the part of shareholders to insure continued timely receipt of dividends and the Company will send detailed information directly to shareholders.

        RGC Resources, Inc. has approximately 70,000 customers through its natural gas distribution companies that serve the Roanoke Valley and Bluefield, Virginia and West Virginia areas and Diversified Energy Company, which serves the Roanoke Valley, Southwestern Virginia and Southern West Virginia. The company's stock will continue to be listed on the Nasdaq National Market, trading symbol RGCO.